Exhibit 99.2

Contact:	John R. Lund, CFO
Cysive, Inc.
703.259.2300

Cysive Consummates Merger

Reston, VA – December 1, 2003 – Cysive, Inc. (“Cysive”) today announced that it has completed the proposed merger of the company with Snowbird Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Snowbird Holdings, Inc. (“Snowbird”). As previously announced, in the merger, each issued and outstanding share of Cysive common stock, other than treasury shares, shares owned by Snowbird, Merger Sub and Cysive shareholders who properly exercised their appraisal rights under Delaware law, was cancelled and converted automatically into the right to receive $3.23 in cash, without interest or any other payment thereon. Snowbird is a private entity owned by Nelson A. Carbonell, Jr., Chairman of the Board of Directors, President and Chief Executive Officer of Cysive.

Cysive shares will no longer be traded on the Nasdaq Stock Market and Cysive will file a notice with the Securities and Exchange Commission requesting termination of the registration of its common stock and its public reporting requirements. Cysive will remain headquartered in Reston, VA and will continue to do business under the name “Cysive.”

Shareholders who hold their Cysive shares in “street name” will receive payment through their accounts pursuant to arrangements between Wachovia Bank, N.A., Cysive’s paying agent, and The Depository Trust Company. Registered shareholders will receive instructions by mail from Wachovia on how to surrender their share certificates in exchange for the merger consideration.

About Cysive®

Cysive is a provider of interaction server technology through its software product, Cysive Cymbio Interaction Server®, or Cysive Cymbio®. Cysive Cymbio is User Interaction Management (UIM) software that delivers a seamless user experience across devices, applications and intermittent connections. Cysive Cymbio integrates the enterprise where it affects users the most — the presentation tier — providing one corporate face to customers and other users. Cysive Cymbio software reduces the cost of multi-channel solutions and enables rapid front-end integration of third-party systems and newly acquired or merged companies. Cysive Cymbio delivers customers and internal users a great experience that increases satisfaction, self-service and productivity, while reducing call center, systems management and software maintenance costs. Cysive is headquartered in Reston, VA and can be found on the Internet at www.cysive.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Cysive’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Factors that may cause actual results to differ from those contained in the forward-looking statements include those risks and uncertainties described in the “Risk Factors” section of Cysive’s quarterly report on Form 10-Q filed with the SEC on November14, 2003, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Cysive is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable securities laws.